FIRST QUARTER 2025 NET INCOME OF $172 MILLION, $1.25 PER SHARE
Favorable Deposit Trends and Expense Discipline Contributed to Profitability Growth
Conservative Capital Management, Proven Approach to Credit and Strong Liquidity Position

“Today we reported first quarter earnings per share of $1.25,” said Curtis C. Farmer, Comerica Chairman and Chief Executive Officer. “Stronger than expected noninterest-bearing balances and proactive deposit pricing strategies offset the impact of muted loan demand, contributing to net interest income outperforming our outlook for the quarter. We saw lower expenses than in fourth quarter 2024, in part due to slower business activity, and we continued to prioritize efficiency. The increase in noninterest income reflected the fourth quarter 2024 loss related to our securities repositioning. Credit quality remained a competitive strength as migration was manageable, and net charge-offs remained low. The downward shift in the rate curve drove improvements in quarter-end unrealized losses, common shareholders’ equity and tangible common equity, and our prudent approach to capital resulted in an estimated CET1 capital ratio of 12.05%, well above our 10% target. With a proven legacy of conservative capital, credit and liquidity management, we feel we are well-positioned to provide consistency and support to our customers as they navigate this dynamic environment.”

(dollar amounts in millions, except per share data)	1st Qtr '25	4th Qtr '24	1st Qtr '24
FINANCIAL RESULTS
Net interest income	$575	$575	$548
Provision for credit losses	20	21	14
Noninterest income	254	250	236
Noninterest expenses	584	587	603
Pre-tax income	225	217	167
Provision for income taxes	53	47	29
Net income	$172	$170	$138
Diluted earnings per common share	$1.25	$1.22	$0.98
Average loans	50,214	50,617	51,372
Average deposits	61,899	63,347	65,310
Return on average assets (ROA)	0.90%	0.85%	0.66%
Return on average common shareholders' equity (ROE)	10.60	10.27	9.33
Net interest margin	3.18	3.06	2.80
Efficiency ratio (a)	70.28	69.51	76.91
Common equity Tier 1 capital ratio (b)	12.05	11.89	11.48
Tier 1 capital ratio (b)	12.60	12.43	12.01
(a)Noninterest expenses as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities, a derivative contract tied to the conversion rate of Visa Class B shares and changes in the value of shares obtained through monetization of warrants.
(b)March 31, 2025 ratios are estimated. See Reconciliations of Non-GAAP Financial Measures and Regulatory Ratios for additional information.
First Quarter 2025 Compared to Fourth Quarter 2024 Overview
Balance sheet items discussed in terms of average balances unless otherwise noted.
Loans decreased $403 million to $50.2 billion.
•Decreases of $333 million in National Dealer Services and $248 million in Commercial Real Estate.
◦Period-end loans decreased $627 million to $49.9 billion, with decreases of $438 million in Equity Fund Services and $185 million in National Dealer Services.
•Average yield on loans (including swaps) decreased 12 basis points to 6.13%, reflecting the impact of the lower rate environment and a decline in nonaccrual interest, partially offset by the positive impact from Bloomberg Short-Term Bank Yield Index (BSBY) cessation.
Securities decreased $411 million to $15.0 billion, reflecting paydowns and an increase in average unrealized losses.
•Period-end unrealized losses on securities decreased $334 million to $2.5 billion.

Deposits decreased $1.4 billion to $61.9 billion, with noninterest-bearing and interest-bearing deposits decreasing $742 million and $706 million, respectively.
•Noninterest-bearing deposits comprised 38% of total deposits, flat from the prior quarter.
•Decreases of $326 million in Retail Banking, $313 million in general Middle Market, $262 million in Wealth Management, $245 million in Technology and Life Sciences, $144 million in Corporate Banking and $128 million in Business Banking, partially offset by increases of $117 million in Equity Fund Services, $104 million in Entertainment and smaller increases in other business lines. Additionally, brokered time deposits decreased $319 million.
◦Period-end deposits decreased $2.3 billion, which included a $1.3 billion decrease in noninterest-bearing deposits, $1.1 billion of which was related to timing of disbursements within the Direct Express government card program, as well as a $1.0 billion decline in interest-bearing deposits.
•The average cost of interest-bearing deposits decreased 26 basis points to 265 basis points, reflecting the impact of disciplined pricing as well as the decrease in brokered time deposits.
Net interest income was stable at $575 million, while net interest margin increased 12 basis points to 3.18%.
•Driven by the net impact of lower rates and a decline in interest-bearing deposits, partially offset by decreases in deposits held at the Federal Reserve Bank, nonaccrual interest and loan volume.
•Additionally, net interest income was impacted by two fewer days in the quarter.
Provision for credit losses decreased $1 million to $20 million.
•The allowance for credit losses decreased $6 million to $719 million, reflecting the impact of changes in portfolio composition and relatively stable macroeconomic variables, as well as a rise in economic uncertainty.
•As a percentage of total loans, the allowance for credit losses was 1.44%, unchanged from the prior quarter.
Noninterest income increased $4 million to $254 million.
•Excluding the impact of a $19 million loss related to repositioning the securities portfolio in fourth quarter 2024, noninterest income decreased $15 million, which included decreases of $5 million in capital markets income, $3 million in card fees and smaller declines in other categories.
Noninterest expenses decreased $3 million to $584 million.
•Decreases of $13 million in litigation-related expenses, $7 million in charitable contributions, $5 million in consulting expenses, $4 million in outside processing fee expense and $3 million in advertising expense, partially offset by increases of $22 million in salaries and benefits expense and $4 million in FDIC insurance expense, as well as a $9 million reduction in gains on the sale of real estate and other assets.
◦Salaries and benefits expense was impacted by a $19 million increase due to primarily seasonal items, as well as a $5 million increase in temporary labor.
◦First quarter 2025 other noninterest expenses included $6 million in gains primarily related to the sale of other assets, while fourth quarter 2024 other noninterest expenses included $15 million in gains on the sale of real estate.
Estimated common equity Tier 1 capital ratio* of 12.05% and an estimated Tier 1 capital ratio* of 12.60%.
•Returned a total of $143 million to common shareholders through share repurchases and dividends.
◦Declared dividends of $93 million on common stock and $6 million on preferred stock.
◦Repurchased $50 million of common stock (approximately 747,000 shares) under the share repurchase program.
◦Second quarter share repurchases subject to market conditions and economic developments.
•Common equity ratio of 8.58% and tangible common equity ratio* of 7.82%.
*See Reconciliations of Non-GAAP Financial Measures and Regulatory Ratios for additional information.

Net Interest Income
Balance sheet items presented and discussed in terms of average balances.

(dollar amounts in millions)	1st Qtr '25	4th Qtr '24	1st Qtr '24
Net interest income	$575	$575	$548
Net interest margin	3.18%	3.06%	2.80%
Selected balances:
Total earning assets	$70,378	$72,072	$75,807
Total loans	50,214	50,617	51,372
Total investment securities	14,983	15,394	16,328
Federal Reserve Bank deposits	4,664	5,558	7,526

Total deposits	61,899	63,347	65,310
Total noninterest-bearing deposits	23,480	24,222	26,408
Short-term borrowings	188	42	2,581
Medium- and long-term debt	6,488	6,698	6,903
First quarter 2025 net interest income remained stable from the prior quarter, and net interest margin increased 12 basis points, compared to fourth quarter 2024. Amounts shown in parentheses below represent the impacts to net interest income and net interest margin, respectively, with impacts of hedging program and BSBY cessation included with rate.
•Interest income on loans decreased $36 million and reduced net interest margin by 10 basis points, driven by two fewer days in the quarter (-$16 million), other portfolio dynamics (primarily lower nonaccrual interest) (-$10 million, -6 basis points), lower loan balances (-$7 million, -2 basis points) and the net impact of lower rates (-$3 million, -2 basis points).
◦BSBY cessation positively impacted net interest income and net interest margin by $28 million and 16 basis points for first quarter 2025 (a $0.16 impact to earnings per share, net of tax), compared to a positive impact of $16 million and 9 basis points for fourth quarter 2024 (a $0.09 impact to earnings per share, net of tax).
•Interest income on investment securities increased $9 million and improved net interest margin by 6 basis points due to improvements to portfolio mix driving higher rates (+$12 million, +6 basis points), partially offset by a decline in securities balances (-$2 million) and two fewer days in the quarter (-$1 million).
•Interest income on short-term investments decreased $16 million and reduced net interest margin by 4 basis points, primarily reflecting a decrease of $894 million in deposits with the Federal Reserve Bank (-$10 million, -1 basis point), lower short-term rates (-$5 million, -3 basis points) and two fewer days in the quarter (-$1 million).
•Interest expense on deposits decreased $34 million and improved net interest margin by 16 basis points, reflecting lower pay rates on deposits (+$20 million, +11 basis points), lower average interest-bearing deposit balances (+$8 million, +5 basis points, which included decreased brokered time deposits) and two fewer days in the quarter (+$6 million).
•Interest expense on debt decreased $9 million and improved net interest margin by 4 basis points, driven by lower rates (+$8 million, +4 basis points) and a decline of $210 million in medium- and long-term debt (+$2 million, +1 basis point), partially offset by an increase of $146 million in short-term borrowings (-$1 million, -1 basis point).
The net impact of lower rates to first quarter 2025 net interest income was an increase of $32 million compared to fourth quarter 2024, and the net impact of lower rates to first quarter 2025 net interest margin was an increase of 16 basis points compared to fourth quarter 2024.

Credit Quality
“Our track record for conservative underwriting continued to deliver results as our net charge-offs of 21 basis points were at the low end of our normal range," said Farmer. "Inflationary pressures and elevated rates continued to impact customer profitability, yet our portfolio remained resilient, and migration was manageable. The allowance for credit losses declined slightly with lower loan balances, stable credit metrics and a relatively benign economic forecast at quarter-end. Given elevated uncertainty, we increased our qualitative reserves, and our coverage ratio remained flat at 1.44% of total loans. We will continue to monitor the environment and feel confident in our highly regarded approach to credit.”

(dollar amounts in millions)	1st Qtr '25	4th Qtr '24	1st Qtr '24
Charge-offs	$32	$23	$21
Recoveries	6	7	7
Net charge-offs	26	16	14
Net charge-offs/Average total loans	0.21%	0.13%	0.10%
Provision for credit losses	$20	$21	$14

Nonperforming loans and nonperforming assets (NPAs)	301	308	217
NPAs/Total loans and foreclosed property	0.60%	0.61%	0.43%
Loans past due 90 days or more and still accruing	$12	$44	$32
Allowance for loan losses	683	690	691
Allowance for credit losses on lending-related commitments (a)	36	35	37
Total allowance for credit losses	719	725	728
Allowance for credit losses/Period-end total loans	1.44%	1.44%	1.43%
Allowance for credit losses/Nonperforming loans	2.4x	2.4x	3.4x
(a)    Included in accrued expenses and other liabilities on the Consolidated Balance Sheets.

•The allowance for credit losses totaled $719 million at March 31, 2025 and remained stable at 1.44% of total loans, reflecting the impact of changes in portfolio composition and relatively stable macroeconomic variables, as well as a rise in economic uncertainty.
•Criticized loans increased $43 million to $2.6 billion, or 5.2% of total loans. Criticized loans are generally consistent with the Special Mention, Substandard and Doubtful categories defined by regulatory authorities.
•Nonperforming assets decreased $7 million to $301 million, or 0.60% of total loans and foreclosed property, compared to 0.61% in fourth quarter 2024.
•Net charge-offs totaled $26 million, compared to net charge-offs of $16 million in fourth quarter 2024.
Strategic Lines of Business
Comerica's operations are strategically aligned into three major business segments: the Commercial Bank, the Retail Bank and Wealth Management. In addition to the three major business segments, the Finance and Other categories include items not directly associated with the business segments. For a summary of business segment quarterly results, see the Business Segment Financial Results tables included later in this press release. From time to time, Comerica may make reclassifications among the segments to reflect management's current view of the segments, and methodologies may be modified as the management accounting system is enhanced and changes occur in the organizational structure and/or product lines. The financial results provided are based on the internal business unit structures of Comerica and methodologies in effect at March 31, 2025. A discussion of business segment results will be included in Comerica’s Form 10-Q for the quarter ended March 31, 2025.
Conference Call and Webcast
Comerica will host a conference call and live webcast to review first quarter 2025 financial results at 7 a.m. CT Monday, April 21, 2025. Interested parties may access the conference call by calling (877) 484-6065 or (201) 689-8846. The call and supplemental financial information, as well as a replay of the Webcast, can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. Comerica’s presentation may include forward-looking statements, such as descriptions of plans and objectives for future or past operations, products or services; forecasts of revenue, earnings or other measures of economic performance and profitability; and estimates of credit trends and stability.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: the Commercial Bank, the Retail Bank and Wealth Management. Comerica is one of the 25 largest U.S. commercial bank financial holding companies and focuses on building relationships and helping people and businesses be successful. Comerica provides 380 banking centers across the country with locations in Arizona, California, Florida, Michigan and Texas. Founded 175 years ago in Detroit, Michigan, Comerica continues to expand into new regions, including its Southeast Market, based in North Carolina, and Mountain West Market in Colorado. Comerica has offices in 17 states and services 14 of the 15 largest U.S. metropolitan areas, as well as Canada and Mexico.
This press release contains (and Comerica’s related upcoming conference call and live webcast will discuss) both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release or in the investor relations portions of Comerica’s website, www.comerica.com. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements
Any statements in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as achieve, anticipate, aspire, assume, believe, can, confident, continue, could, designed, enhances, estimate, expect, feel, forecast, forward, future, goal, grow, guidance, guide, initiative, intend, look forward, maintain, may, might, mission, model, objective, opportunity, outcome, on track, outlook, plan, position, potential, project, propose, remain, risk, seek, should, signs, strategy, strive, target, trajectory, trend, until, well-positioned, will, would or similar expressions, as they relate to Comerica or its management, or to economic, market or other environmental conditions, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this press release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries as well as estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include credit risks (changes in customer behavior; unfavorable developments concerning credit quality; and declines or other changes in the businesses or industries of Comerica's customers); market risks (changes in monetary and fiscal policies and fluctuations in interest rates and their impact on deposit pricing); liquidity risks (Comerica's ability to maintain adequate sources of funding and liquidity; reductions in Comerica's credit rating; and the interdependence of financial service companies and their soundness); technology risks (cybersecurity risks and heightened legislative and regulatory focus on cybersecurity and data privacy); operational risks (operational, systems or infrastructure failures; reliance on other companies to provide certain key components of business infrastructure; the impact of legal and regulatory proceedings or determinations; losses due to fraud; and controls and procedures failures); compliance risks (changes in regulation or oversight, or changes in Comerica’s status with respect to existing regulations or oversight; the effects of stringent capital requirements; and the impacts of future legislative, administrative or judicial changes to tax regulations); strategic risks (damage to Comerica's reputation; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; the implementation of Comerica's strategies and business initiatives; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; and any future strategic acquisitions or divestitures); and other general risks (changes in general economic, political or industry conditions; negative effects from inflation; the effectiveness of methods of reducing risk exposures; the effects of catastrophic events; physical or transition risks related to climate change; changes in accounting standards; the critical nature of Comerica's accounting policies, processes and management estimates; the volatility of Comerica’s stock price; and that an investment in Comerica’s equity securities is not insured or guaranteed by the FDIC). Comerica cautions that the foregoing list of factors is not all-inclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to Comerica’s filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 16 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2024. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this press release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contacts:	Investor Contacts:
Nicole Hogan	Kelly Gage
(214) 462-6657	(833) 571-0486

Louis H. Mora	Lindsey Baird
(214) 462-6669	(833) 571-0486

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries
	Three Months Ended
	March 31,	December 31,	March 31,
(in millions, except per share data)	2025	2024	2024
PER COMMON SHARE AND COMMON STOCK DATA
Diluted earnings per common share	$1.25	$1.22	$0.98
Cash dividends declared	0.71	0.71	0.71
Average diluted shares (in thousands)	132,700	133,361	133,369
PERFORMANCE RATIOS
Return on average common shareholders' equity	10.60%	10.27%	9.33%
Return on average assets	0.90	0.85	0.66
Efficiency ratio (a)	70.28	69.51	76.91
CAPITAL
Common equity tier 1 capital (b), (c)	$8,712	$8,667	$8,469
Tier 1 capital (b), (c)	9,106	9,061	8,863
Risk-weighted assets (b)	72,283	72,903	73,794
Common equity tier 1 capital ratio (b), (c)	12.05%	11.89%	11.48%
Tier 1 capital ratio (b), (c)	12.60	12.43	12.01
Total capital ratio (b)	14.39	14.21	13.98
Leverage ratio (b)	11.36	11.08	10.23
Common shareholders' equity per share of common stock	$50.73	$46.79	$42.69
Tangible common equity per share of common stock (c)	45.85	41.91	37.84
Common equity ratio	8.58%	7.75%	7.12%
Tangible common equity ratio (c)	7.82	7.00	6.36
AVERAGE BALANCES
Commercial loans	$26,112	$26,198	$26,451
Real estate construction loans	3,479	3,765	5,174
Commercial mortgage loans	14,731	14,728	13,642
Lease financing	727	752	810
International loans	1,004	988	1,141
Residential mortgage loans	1,920	1,921	1,882
Consumer loans	2,241	2,265	2,272
Total loans	50,214	50,617	51,372
Earning assets	70,378	72,072	75,807
Total assets	77,558	79,234	83,617
Noninterest-bearing deposits	23,480	24,222	26,408
Interest-bearing deposits	38,419	39,125	38,902
Total deposits	61,899	63,347	65,310
Common shareholders' equity	6,367	6,345	5,683
Total shareholders' equity	6,761	6,739	6,077
NET INTEREST INCOME
Net interest income	$575	$575	$548
Net interest margin	3.18%	3.06%	2.80%
CREDIT QUALITY
Nonperforming assets	$301	$308	$217
Loans past due 90 days or more and still accruing	12	44	32
Net charge-offs	26	16	14
Allowance for loan losses	683	690	691
Allowance for credit losses on lending-related commitments	36	35	37
Total allowance for credit losses	719	725	728
Allowance for credit losses as a percentage of total loans	1.44%	1.44%	1.43%
Net loan charge-offs as a percentage of average total loans	0.21	0.13	0.10
Nonperforming assets as a percentage of total loans and foreclosed property	0.60	0.61	0.43
Allowance for credit losses as a multiple of total nonperforming loans	2.4x	2.4x	3.4x
OTHER KEY INFORMATION
Number of banking centers	380	381	408
Number of employees - full time equivalent	7,860	7,766	7,619
(a)    Noninterest expenses as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities, a derivative contract tied to the conversion rate of Visa Class B shares and changes in the value of shares obtained through monetization of warrants.
(b)    March 31, 2025 ratios are estimated.
(c)    See Reconciliations of Non-GAAP Financial Measures and Regulatory Ratios.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	March 31,
(in millions, except share data)	2025	2024	2024
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,083	$850	$689
Interest-bearing deposits with banks	4,709	5,954	4,446
Other short-term investments	379	375	366
Investment securities available-for-sale	15,102	15,045	16,246
Commercial loans	25,801	26,492	26,019
Real estate construction loans	3,393	3,680	4,558
Commercial mortgage loans	14,788	14,493	14,266
Lease financing	734	722	793
International loans	1,036	952	1,070
Residential mortgage loans	1,916	1,929	1,889
Consumer loans	2,244	2,271	2,227
Total loans	49,912	50,539	50,822
Allowance for loan losses	(683)	(690)	(691)
Net loans	49,229	49,849	50,131
Premises and equipment	447	473	462
Accrued income and other assets	6,673	6,751	7,104
Total assets	$77,622	$79,297	$79,444
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$23,156	$24,425	$25,833
Money market and interest-bearing checking deposits	32,029	32,714	28,550
Savings deposits	2,147	2,138	2,342
Customer certificates of deposit	3,095	3,450	3,941
Other time deposits	1,052	1,052	2,894
Foreign office time deposits	26	32	18
Total interest-bearing deposits	38,349	39,386	37,745
Total deposits	61,505	63,811	63,578
Short-term borrowings	1,225	—	—
Accrued expenses and other liabilities	2,107	2,270	2,695
Medium- and long-term debt	5,733	6,673	7,121
Total liabilities	70,570	72,754	73,394
Fixed-rate reset non-cumulative perpetual preferred stock, series A, no par value, $100,000 liquidation preference per share:
Authorized - 4,000 shares
Issued - 4,000 shares	394	394	394
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,198	2,218	2,202
Accumulated other comprehensive loss	(2,695)	(3,161)	(3,457)
Retained earnings	12,093	12,017	11,765
Less cost of common stock in treasury - 96,945,906 shares at 3/31/25, 96,755,368 shares at 12/31/24, 95,683,776 shares at 3/31/24	(6,079)	(6,066)	(5,995)
Total shareholders' equity	7,052	6,543	6,050
Total liabilities and shareholders' equity	$77,622	$79,297	$79,444

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	First	Fourth	Third	Second	First	First Quarter 2025 Compared to:
	Quarter	Quarter	Quarter	Quarter	Quarter	Fourth Quarter 2024		First Quarter 2024
(in millions, except per share data)	2025	2024	2024	2024	2024	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$759	$795	$798	$803	$808	$(36)	(4)%	$(49)	(6)%
Interest on investment securities	109	100	99	101	102	9	8	7	6
Interest on short-term investments	56	72	85	67	109	(16)	(23)	(53)	(49)
Total interest income	924	967	982	971	1,019	(43)	(5)	(95)	(9)
INTEREST EXPENSE
Interest on deposits	252	286	330	305	317	(34)	(12)	(65)	(21)
Interest on short-term borrowings	2	1	1	9	37	1	n/m	(35)	(94)
Interest on medium- and long-term debt	95	105	117	124	117	(10)	(10)	(22)	(19)
Total interest expense	349	392	448	438	471	(43)	(11)	(122)	(26)
Net interest income	575	575	534	533	548	—	—	27	5
Provision for credit losses	20	21	14	—	14	(1)	(7)	6	39
Net interest income after provision for credit losses	555	554	520	533	534	1	—	21	4
NONINTEREST INCOME
Card fees	59	62	64	64	66	(3)	(4)	(7)	(10)
Fiduciary income	52	54	57	58	51	(2)	(2)	1	2
Service charges on deposit accounts	46	47	46	46	45	(1)	(2)	1	1
Capital markets income	31	36	39	37	30	(5)	(16)	1	4
Commercial lending fees	16	18	17	17	16	(2)	(10)	—	—
Brokerage fees	14	14	13	14	10	—	—	4	37
Letter of credit fees	11	10	10	10	10	1	(1)	1	10
Bank-owned life insurance	9	11	12	11	10	(2)	(17)	(1)	(6)
Risk management hedging income (loss)	7	9	7	17	(25)	(2)	(29)	32	n/m
Net losses on debt securities	—	(19)	—	—	—	19	n/m	—	—
Other noninterest income	9	8	12	17	23	1	25	(14)	(58)
Total noninterest income	254	250	277	291	236	4	2	18	8
NONINTEREST EXPENSES
Salaries and benefits expense	368	346	335	323	348	22	6	20	6
Outside processing fee expense	64	68	69	68	68	(4)	(5)	(4)	(6)
Software expense	48	46	46	45	44	2	3	4	9
Occupancy expense	46	47	46	44	44	(1)	(2)	2	4
FDIC insurance expense	14	10	11	19	36	4	31	(22)	(62)
Equipment expense	13	14	13	13	12	(1)	(10)	1	9
Advertising expense	8	11	10	12	8	(3)	(25)	—	—
Other noninterest expenses	23	45	32	31	43	(22)	(47)	(20)	(46)
Total noninterest expenses	584	587	562	555	603	(3)	(1)	(19)	(3)
Income before income taxes	225	217	235	269	167	8	4	58	36
Provision for income taxes	53	47	51	63	29	6	13	24	87
NET INCOME	172	170	184	206	138	2	2	34	25
Less:
Income allocated to participating securities	1	1	1	1	1	—	—	—	—
Preferred stock dividends	6	6	6	5	6	—	—	—	—
Net income attributable to common shares	$165	$163	$177	$200	$131	$2	2%	$34	26%
Earnings per common share:
Basic	$1.26	$1.23	$1.34	$1.50	$0.99	$0.03	2%	$0.27	27%
Diluted	1.25	1.22	1.33	1.49	0.98	0.03	2	0.27	28
Comprehensive income (loss)	638	(636)	1,292	200	(271)	1,274	n/m	909	n/m
Cash dividends declared on common stock	93	93	94	95	94	—	—	(1)	(1)
Cash dividends declared per common share	0.71	0.71	0.71	0.71	0.71	—	—	—	—
n/m - not meaningful

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2025	2024
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance at beginning of period:
Allowance for loan losses	$690	$686	$686	$691	$688
Allowance for credit losses on lending-related commitments	35	34	31	37	40
Allowance for credit losses	725	720	717	728	728
Loan charge-offs:
Commercial	17	22	11	19	20
Real estate construction	7	—	—	—	—
Commercial mortgage	7	—	10	6	—
Lease financing	—	—	1	3	—
International	—	—	1	—	—
Consumer	1	1	—	—	1
Total loan charge-offs	32	23	23	28	21
Recoveries on loans previously charged-off:
Commercial	5	5	6	15	6
Commercial mortgage	1	1	1	1	—
International	—	1	5	—	—
Consumer	—	—	—	1	1
Total recoveries	6	7	12	17	7
Net loan charge-offs	26	16	11	11	14
Provision for credit losses:
Provision for loan losses	19	20	11	6	17
Provision for credit losses on lending-related commitments	1	1	3	(6)	(3)
Provision for credit losses	20	21	14	—	14
Balance at end of period:
Allowance for loan losses	683	690	686	686	691
Allowance for credit losses on lending-related commitments	36	35	34	31	37
Allowance for credit losses	$719	$725	$720	$717	$728
Allowance for credit losses as a percentage of total loans	1.44%	1.44%	1.43%	1.38%	1.43%
Net loan charge-offs as a percentage of average total loans	0.21	0.13	0.08	0.09	0.10

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2025	2024
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonperforming loans:
Business loans:
Commercial	$108	$125	$97	$94	$88
Real estate construction	20	—	—	—	—
Commercial mortgage	110	118	88	69	67
Lease financing	1	1	1	1	—
International	—	—	3	13	16
Total nonperforming business loans	239	244	189	177	171
Retail loans:
Residential mortgage	35	37	36	23	23
Consumer:
Home equity	27	27	25	26	23
Total nonperforming retail loans	62	64	61	49	46
Total nonperforming loans and nonperforming assets	301	308	250	226	217
Nonperforming loans as a percentage of total loans	0.60%	0.61%	0.50%	0.44%	0.43%
Nonperforming assets as a percentage of total loans and foreclosed property	0.60	0.61	0.50	0.44	0.43
Allowance for credit losses as a multiple of total nonperforming loans	2.4x	2.4x	2.9x	3.2x	3.4x
Loans past due 90 days or more and still accruing	$12	$44	$21	$11	$32
ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$308	$250	$226	$217	$178
Loans transferred to nonaccrual (a)	43	97	55	45	83
Nonaccrual loan gross charge-offs	(32)	(23)	(23)	(28)	(21)
Loans transferred to accrual status (a)	—	(5)	—	—	(2)
Nonaccrual loans sold	(1)	(1)	(14)	(2)	(12)
Payments/other (b)	(17)	(10)	6	(6)	(9)
Nonaccrual loans at end of period	$301	$308	$250	$226	$217
(a)Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(b)Includes net changes related to nonaccrual loans with balances less than or equal to $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property.

ANALYSIS OF NET INTEREST INCOME (unaudited)
Comerica Incorporated and Subsidiaries
	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Commercial loans (a)	$26,112	$368	5.72%	$26,198	$372	5.65%	$26,451	$348	5.30%
Real estate construction loans	3,479	64	7.47	3,765	75	7.89	5,174	108	8.37
Commercial mortgage loans	14,731	240	6.60	14,728	257	6.95	13,642	253	7.46
Lease financing	727	10	5.69	752	11	5.90	810	12	6.11
International loans	1,004	16	6.67	988	18	7.26	1,141	22	7.80
Residential mortgage loans	1,920	20	4.09	1,921	17	3.62	1,882	18	3.74
Consumer loans	2,241	41	7.37	2,265	45	7.80	2,272	47	8.32
Total loans	50,214	759	6.13	50,617	795	6.25	51,372	808	6.33
Mortgage-backed securities (b)	13,702	95	2.33	14,075	96	2.30	14,782	101	2.28
U.S. Treasury securities (c)	1,281	14	4.21	1,319	4	1.32	1,546	1	0.28
Total investment securities	14,983	109	2.46	15,394	100	2.22	16,328	102	2.12
Interest-bearing deposits with banks (d)	4,806	53	4.36	5,695	68	4.71	7,726	105	5.47
Other short-term investments	375	3	3.37	366	4	3.73	381	4	4.01
Total earning assets	70,378	924	5.11	72,072	967	5.15	75,807	1,019	5.20
Cash and due from banks	733			630			938
Allowance for loan losses	(690)			(687)			(688)
Accrued income and other assets	7,137			7,219			7,560
Total assets	$77,558			$79,234			$83,617
Money market and interest-bearing checking deposits (e)	$31,912	213	2.70	$32,045	238	2.95	$28,700	228	3.18
Savings deposits	2,140	1	0.16	2,142	1	0.16	2,352	1	0.23
Customer certificates of deposit	3,282	24	2.93	3,542	28	3.21	3,868	36	3.76
Other time deposits	1,052	14	5.35	1,371	19	5.35	3,964	52	5.28
Foreign office time deposits	33	—	3.78	25	—	4.14	18	—	4.35
Total interest-bearing deposits	38,419	252	2.65	39,125	286	2.91	38,902	317	3.28
Federal funds purchased	184	2	4.41	5	—	4.68	26	—	5.39
Other short-term borrowings	4	—	4.61	37	1	4.77	2,555	37	5.65
Medium- and long-term debt	6,488	95	5.83	6,698	105	6.28	6,903	117	6.77
Total interest-bearing sources	45,095	349	3.12	45,865	392	3.40	48,386	471	3.90
Noninterest-bearing deposits	23,480			24,222			26,408
Accrued expenses and other liabilities	2,222			2,408			2,746
Shareholders' equity	6,761			6,739			6,077
Total liabilities and shareholders' equity	$77,558			$79,234			$83,617
Net interest income/rate spread		$575	1.99		$575	1.75		$548	1.30
Impact of net noninterest-bearing sources of funds			1.19			1.31			1.50
Net interest margin (as a percentage of average earning assets)			3.18%			3.06%			2.80%
(a)Interest income on commercial loans included net expense from cash flow swaps of $78 million, $115 million and $170 million for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(b)Average balances included $2.7 billion, $2.7 billion and $2.9 billion of unrealized losses for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively; yields calculated gross of these unrealized losses.
(c)Average balances included $1 million of unrealized gains, $22 million of unrealized losses and $71 million of unrealized losses for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively; yields calculated gross of these unrealized gains and losses.
(d)Average balances excluded $2 million, excluded $10 million and included $2 million of collateral posted and netted against derivative liability positions for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively; yields calculated gross of derivative netting amounts.
(e)Average balances excluded $70 million, $76 million and $130 million of collateral received and netted against derivative asset positions for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively; rates calculated gross of derivative netting amounts.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries
					Accumulated Other Comprehensive Loss
	Nonredeemable Preferred Stock	Common Stock						Total Shareholders' Equity
		Shares Outstanding	Amount	Capital Surplus		Retained Earnings	Treasury Stock
(in millions, except per share data)
BALANCE AT DECEMBER 31, 2023	$394	131.9	$1,141	$2,224	$(3,048)	$11,727	$(6,032)	$6,406
Cumulative effect of change in accounting principle (a)	—	—	—	—	—	(4)	—	(4)
Net income	—	—	—	—	—	138	—	138
Other comprehensive loss, net of tax	—	—	—	—	(409)	—	—	(409)
Cash dividends declared on common stock ($0.71 per share)	—	—	—	—	—	(94)	—	(94)
Cash dividends declared on preferred stock	—	—	—	—	—	(6)	—	(6)
Net issuance of common stock under employee stock plans	—	0.6	—	(49)	—	4	37	(8)
Share-based compensation	—	—	—	27	—	—	—	27
BALANCE AT MARCH 31, 2024	$394	132.5	$1,141	$2,202	$(3,457)	$11,765	$(5,995)	$6,050
BALANCE AT DECEMBER 31, 2024	$394	131.4	$1,141	$2,218	$(3,161)	$12,017	$(6,066)	$6,543
Net income	—	—	—	—	—	172	—	172
Other comprehensive income, net of tax	—	—	—	—	466	—	—	466
Cash dividends declared on common stock ($0.71 per share)	—	—	—	—	—	(93)	—	(93)
Cash dividends declared on preferred stock	—	—	—	—	—	(6)	—	(6)
Purchase of common stock	—	(0.7)	—	(1)	—	—	(49)	(50)
Net issuance of common stock under employee stock plans	—	0.5	—	(46)	—	3	36	(7)
Share-based compensation	—	—	—	27	—	—	—	27
BALANCE AT MARCH 31, 2025	$394	131.2	$1,141	$2,198	$(2,695)	$12,093	$(6,079)	$7,052
(a)Effective January 1, 2024, the Corporation adopted ASU 2023-02, which expanded the permitted use of the proportional amortization method to certain tax credit investments.

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Three Months Ended March 31, 2025
Earnings summary:
Net interest income (expense)	$472	$254	$48	$(240)	$41	$575
Provision for credit losses	31	(5)	(6)	—	—	20
Noninterest income	135	26	71	23	(1)	254
Noninterest expenses	267	180	97	1	39	584
Provision (benefit) for income taxes	71	26	7	(52)	1	53
Net income (loss)	$238	$79	$21	$(166)	$—	$172
Net charge-offs	$26	$—	$—	$—	$—	$26
Selected average balances:
Assets	$44,960	$3,053	$5,170	$17,433	$6,942	$77,558
Loans	42,850	2,380	4,984	—	—	50,214
Deposits	32,750	23,638	3,620	1,633	258	61,899

	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Three Months Ended December 31, 2024
Earnings summary:
Net interest income (expense)	$463	$204	$47	$(181)	$42	$575
Provision for credit losses	25	(2)	(4)	—	2	21
Noninterest income	150	27	71	2	—	250
Noninterest expenses	272	174	98	1	42	587
Provision (benefit) for income taxes	70	14	5	(44)	2	47
Net income (loss)	$246	$45	$19	$(136)	$(4)	$170
Net charge-offs (recoveries)	$15	$1	$—	$—	$—	$16
Selected average balances:
Assets	$45,445	$3,055	$5,201	$17,825	$7,708	$79,234
Loans	43,258	2,374	4,982	—	3	50,617
Deposits	33,313	23,964	3,882	1,946	242	63,347

	Commercial Bank	Retail Bank	Wealth Management	Finance	Other	Total
Three Months Ended March 31, 2024
Earnings summary:
Net interest income (expense)	$477	$200	$47	$(217)	$41	$548
Provision for credit losses	16	(1)	1	—	(2)	14
Noninterest income	148	28	65	(11)	6	236
Noninterest expenses	275	182	96	2	48	603
Provision (benefit) for income taxes	56	8	2	(41)	4	29
Net income (loss)	$278	$39	$13	$(189)	$(3)	$138
Net charge-offs	$14	$—	$—	$—	$—	$14
Selected average balances:
Assets	$46,485	$3,026	$5,443	$19,057	$9,606	$83,617
Loans	43,911	2,297	5,152	—	12	51,372
Deposits	32,212	24,384	3,900	4,539	275	65,310

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND REGULATORY RATIOS (unaudited)
Comerica Incorporated and Subsidiaries

Comerica believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends. Common equity tier 1 capital ratio removes preferred stock from the Tier 1 capital ratio as defined by and calculated in conformity with bank regulations. Tangible common equity is used by Comerica to measure the quality of capital and the return relative to balance sheet risk. The tangible common equity ratio removes the effect of intangible assets from capital and total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders' equity per share of common stock.

	March 31,	December 31,	March 31,
(in millions, except share data)	2025	2024	2024
Common Equity Tier 1 Capital (a):
Tier 1 capital	$9,106	$9,061	$8,863
Less:
Fixed-rate reset non-cumulative perpetual preferred stock	394	394	394
Common equity tier 1 capital	$8,712	$8,667	$8,469
Risk-weighted assets	$72,283	$72,903	$73,794
Tier 1 capital ratio	12.60%	12.43%	12.01%
Common equity tier 1 capital ratio	12.05	11.89	11.48
Tangible Common Equity:
Total shareholders' equity	$7,052	$6,543	$6,050
Less:
Fixed-rate reset non-cumulative perpetual preferred stock	394	394	394
Common shareholders' equity	$6,658	$6,149	$5,656
Less:
Goodwill	635	635	635
Other intangible assets	6	6	8
Tangible common equity	$6,017	$5,508	$5,013
Total assets	$77,622	$79,297	$79,444
Less:
Goodwill	635	635	635
Other intangible assets	6	6	8
Tangible assets	$76,981	$78,656	$78,801
Common equity ratio	8.58%	7.75%	7.12%
Tangible common equity ratio	7.82	7.00	6.36
Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$6,658	$6,149	$5,656
Tangible common equity	6,017	5,508	5,013
Shares of common stock outstanding (in millions)	131	131	133
Common shareholders' equity per share of common stock	$50.73	$46.79	$42.69
Tangible common equity per share of common stock	45.85	41.91	37.84
(a)March 31, 2025 ratios are estimated.
Total uninsured deposits as calculated per regulatory guidance and reported on schedule RC-O of Comerica Bank’s Call Report include affiliate deposits, which by definition have a different risk profile than other uninsured deposits. The amounts presented below remove affiliate deposits from the total uninsured deposits number. Comerica believes that the presentation of uninsured deposits adjusted for the impact of affiliate deposits provides enhanced clarity of uninsured deposits at risk.

	March 31,	December 31,	March 31,
(dollar amounts in millions)	2025	2024	2024
Uninsured Deposits:
Total uninsured deposits, as calculated per regulatory guidelines	$32,291	$33,387	$30,481
Less:
Affiliate deposits	(3,844)	(3,876)	(3,966)
Total uninsured deposits, excluding affiliate deposits	$28,447	$29,511	$26,515